Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
CPC of America, Inc.

We hereby consent to the use in the Prospectus, constituting a part of this Registration Statement on Form S-1 of CPC of America, Inc. of our report dated April 15, 2010, relating to the consolidated financial statements (which report expresses an unqualified opinion and included an explanatory paragraph relating to CPC of America, Inc.’s ability to continue as a going concern) as of December 31, 2009 and 2008 and for the two years ended December 31, 2009, which appears elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Cacciamatta Accountancy Corporation
CACCIAMATTA ACCOUNTANCY CORPORATION
Irvine, California
February 14, 2011